EX-FILING FEES

Calculation of Filing Fees Table

SC TO-I
(Form Type)

A&Q Long/Short Strategies Fund LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$28,000,000	(a)	0.01102%	$3,085.60	(b)
Fees Previously Paid	-			-
Total Transaction Valuation	$28,000,000	(a)
Total Fees Due for Filing				$3,085.60
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$3,085.60

(a) Calculated as the aggregate maximum purchase price for limited liability company interests.
(b) Calculated at 0.01102% of the Transaction Valuation.